Exhibit 10.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commissions. Asterisks denote omissions.

Manufacturing Services Agreement
March 30, 2011

ARTICLE 1	INTERPRETATION 1

1.1	Definitions. 1

1.2	Currency. 5

1.3	Sections and Headings. 5

1.4	Singular Terms. 5

1.5	Schedules. 5

ARTICLE 2	PATHEON’S MANUFACTURING SERVICES 6

2.1	Technology Transfer and Feasibility Activities. 6

2.2	Manufacturing Services. 6

2.3	Standard of Performance. 7

2.4	Subcontractors. 7

ARTICLE 3	MDCO’S OBLIGATIONS 7

3.1	Payment. 7

3.2	Active Materials. 8

ARTICLE 4	CONVERSION FEES AND COMPONENT COSTS 8

4.1	First Year Pricing. 8

4.2	Price Adjustments. 8

4.2.1 Adjustment due to Volume Changes from Yearly Binding Volumes	9

4.3	Adjustments Due to Technical Changes. 10

ARTICLE 5	ORDERS, SHIPMENT, INVOICING, PAYMENT 10

5.1	Orders and Forecasts. 10

5.2	Reliance by Patheon. 11

5.3	Minimum Orders. 12

5.4	Shipments. 12

5.5	Invoices and Payment. 12

ARTICLE 6	PRODUCT CLAIMS AND RECALLS 12

6.1	Product Claims. 12

6.2	Patheon’s Responsibility for Defective and Recalled Products. 13

6.3	Disposition of Defective or Recalled Products. 14

6.4	Healthcare Provider or Patient Questions and Complaints. 14

6.5	Sole Remedy. 14

ARTICLE 7	CO-OPERATION 14

7.1	Quarterly Review. 14

7.2	Access & Audits. 14

7.3	Reports. 15

7.4	Regulatory Authority Filings. 15

ARTICLE 8	TERM AND TERMINATION 15

8.1	Initial Term. 15

8.2	Termination for Cause. 15

8.3	Product Discontinuation. 16

8.4	Obligations on Termination. 16

ARTICLE 9	REPRESENTATIONS, WARRANTIES AND COVENANTS 17

9.1	Authority. 17

9.2	MDCO Warranties. 17

9.3	Patheon Warranties. 17

9.4	Debarred Persons. 18

9.5	No Warranty. 19

ARTICLE 10	REMEDIES AND INDEMNITIES 19

10.1	Consequential Damages. 19

10.2	Limitation of Liability-Active Materials. 19

10.3	Patheon. 19

10.4	MDCO. 19

10.5	Reasonable Allocation of Risk. 20

ARTICLE 11	CONFIDENTIALITY 20

11.1	Confidential Information - Disclosing Party’s Property. 20

11.2	Receiving Party’s Obligations. 20

11.3	Allowable Disclosures. 21

11.4	Exclusions. 21

11.5	Continuing Obligations of Confidentiality. 21

ARTICLE 12	DISPUTE RESOLUTION 22

12.1	Commercial Disputes. 22

12.2	Technical Dispute Resolution. 22

ARTICLE 13	MISCELLANEOUS 22

13.1	Inventions. 22

13.2	Intellectual Property. 23

13.3	Insurance. 23

13.4	Independent Contractors. 23

13.5	No Waiver. 24

13.6	Assignment and Subcontracting. 24

13.7	Force Majeure. 24

13.8	Additional Product. 24

13.9	Notices. 24

13.10	Severability. 25

13.11	Entire Agreement. 25

13.12	Other Terms. 26

13.13	No Third Party Benefit or Right. 26

13.14	Execution in Counterparts. 26

13.15	Use of MDCO Name. 26

13.16	Governing Law. 26

MANUFACTURING SERVICES AGREEMENT
THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) made as of the 30th day of March, 2011 (“Effective Date”)
BETWEEN:
PATHEON INTERNATIONAL A.G.,
Lindenstrasse 14, 6340 Baar, (Switzerland)
a corporation existing under the laws of Switzerland,
(hereinafter referred to as “Patheon”),
- and -
THE MEDICINES COMPANY
8 Sylvan Way, Parsippany, NJ 07054 (U.S.A)
a Delaware corporation, with its principal place of business in Parsippany, New Jersey, United States of America
(hereinafter referred to as “MDCO”).
RECITALS:
WHEREAS, Patheon and MDCO are Parties to that certain Preliminary Agreement dated as of October 29, 2010 (the “Preliminary Agreement”), pursuant to which MDCO is transferring the technology necessary to enable Patheon to manufacture the Products at Patheon’s Manufacturing Site; and
WHEREAS, MDCO wishes to have the Products manufactured, tested and supplied to it by Patheon for commercial sales, and Patheon wishes to manufacture, test and supply to MDCO the Products for commercial sales, in accordance with the terms and conditions of this Agreement;
WHEREAS, the Parties have agreed to enter into this Agreement to provide the terms and conditions governing the manufacture, testing and supply of the Products by Patheon.
NOW, THEREFORE, MDCO and Patheon agree as follows:
ARTICLE 1
INTERPRETATION
1.1    Definitions.
The following terms shall, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Active Materials”, “Active Pharmaceutical Ingredients” or “API” means the materials listed on Schedule D hereto;
“Active Materials Credit Value” means the value to be attributed to the Active Materials for certain purposes of this Agreement, as set forth on Schedule D;
“Affiliate” means:
a business entity which owns, directly or indirectly, a controlling interest in a party to this

Agreement, by stock ownership or otherwise; or
a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or
a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;
For the purposes of this definition, “control” means the ownership of shares carrying at least a majority of the votes in respect of the election of the directors of a corporation.
“Annual Report” means the annual report as described in Title 21 of the United States Code of Federal Regulations, Section 314.81 (b)(2);
“Annual Product Review Report” means the annual product review report as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);
“Applicable Laws” means any statute, law, treaty, rule, code, ordinance, regulation, that applies, as the context requires to: (i) the Agreement; (ii) the performance of obligations or other activities related to the Agreement; and (iii) a party’s Subcontractors (if any).
“Authority” means any governmental or regulatory authority department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;
“Batch Size” means the estimated batch size of a Product (measured in number of units of such Product) as set forth in Schedule B;
“Bill Back Items” means the expenses in respect of all third party supplier fees for the purchase of columns, standards, tooling and supporting equipment and other project specific items necessary for Patheon to perform the Manufacturing Services, and which are not included as Components;
“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the Italy, USA and /or Switzerland;
“cGMPs” means current good manufacturing practices as described in:

•	Parts 210 and 211 of Title 21 of the United Slates’ Code of Federal Regulations; and

•	EC Directive 2003/94/EC;
together with the latest FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;
“Components” means, collectively, primary packaging components, raw materials and ingredients, required to be used in order to produce the Products in accordance with the Specifications, other than the Active Materials;
“Confidential Information” means all information whether commercial, financial, technical, operational or otherwise in any format, disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement or the Preliminary Agreement which by its nature is clearly confidential or proprietary (whether or not that information is marked or designated as confidential or proprietary) whether disclosed orally, in documentary form, electronically or otherwise and including the terms of this Agreement;
“Deficiency Notice” shall have the meaning ascribed thereto in Section 6.1 (a);
“Delivery Date” means the date of delivery of Products at the Manufacturing Site, as stated in the acceptance of the Firm Order by Patheon;
“Disclosing Party” means the Party disclosing Confidential Information;
“Equipment” means the equipment required to be purchased and installed at the Manufacturing Site in order to manufacture the Product, as detailed in the Preliminary Agreement;
“Effective Date” means the date set forth in the introductory paragraph that is the commencement date of this Agreement after execution by both Parties;
“EMA” means the European Medicines Agency;
“FDA” means the United States government agency known as the Food and Drug Administration;
“Firm Order” means a firm written order in the form of a purchase order or otherwise that has been accepted by Patheon;
“Intellectual Property” means rights under patent, trademark, copyright, and trade secret Laws, and any other intellectual property or proprietary rights recognized in any country or jurisdiction worldwide, including, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyright, industrial designs, trade secrets and know-how;
“Invention” means any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;
“Inventory” means all inventories of Components and work-in-process produced or held by Patheon in connection with the manufacture of the Products but, for greater certainty, does not include the Active Materials;
“Law(s)” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;
“MA” means Marketing Authorization pursuant to Directive 65/65 EEC (as amended) or any implementation of it under the laws of a relevant Member State, which for the Products means the authorisation referred to in the Quality Agreement;
“ML” means Manufacturing License pursuant to Directive 75/319 EEC (as amended) or any implementation of it under the laws of a relevant Member State, which for this Agreement means the authorisation referred to in the Quality Agreement;
“Manufacturing Requirements” shall have the meaning ascribed thereto in Section 2.3;
“Manufacturing Services” means the manufacturing, quality control, quality assurance and stability testing, and related services, as contemplated in this Agreement, required to produce Products from Active Materials and Components;
“Manufacturing Services Based Intellectual Property” means Intellectual Property generated or derived by Patheon or its Affiliate in the course of performing any Manufacturing Services or otherwise generated or derived by Patheon or its Affiliate in connection with the conduct of its business which Intellectual Property is not specific to, or dependent upon, MDCO’s Active Material or Product including, without limitation, Inventions and Intellectual Property which may have application to manufacturing processes or the formulation or development of drug products, drug product dosage forms or drug delivery systems beyond the specific requirements of the Product(s);
“Manufacturing Site” means the Patheon’s Affiliate facility, owned and operated by Patheon Italia S.p.A, that is located at viale G.B. Stucchi n. 110, Monza - Italy;
“Maximum Credit Value” means the maximum value of Active Materials that may be credited by Patheon under this Agreement, as set forth on Schedule D;
“Minimum Run Quantity” means !he minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in Schedule B hereto;
“Party(ies)” means either Patheon or MDCO, or both, as the case may be;
“Price” means the price to be charged by Patheon regarding Product manufactured and supplied hereunder as delivered to MDCO, and is comprised of the fees for the Manufacturing Services, and the costs for Components; which Price is fully described in Schedule B.
“Product(s)” means the product(s) listed on Schedule A hereto;
“Product Quality Review” means the annual product review report as described in Eudralex Vol. 4 GMP chapter I Quality Management;
“Promptly” means within three (3) business days;
“Quality Agreement” means the agreement to be entered into between the Parties hereto, required under the laws of the European Union and setting out the respective liabilities of the Parties and the quality assurance standards in respect of the Manufacturing Services, which agreement shall be substantially in the form attached hereto as Schedule F;
“Receiving Party” means the Party to whom Confidential Information is disclosed;
“Regulatory Authority” means the FDA, EMA and any other foreign regulatory agencies competent lo grant marketing approvals for pharmaceutical products including the Products in the Territory;
“Specifications” means the file, for each Product, which is provided by MDCO to Patheon in accordance with the procedures listed in the Quality Agreement hereto and which contains documents relating to such Product, including, without limitation:
a)    specifications for Active Materials and Components;
b)    manufacturing specifications, directions and processes;
c)    storage requirements;

d)    all environmental, health and safety information relating to the Product including material safety data sheets; and
e)    the finished Product specifications, packaging specifications and shipping requirements for each Product;
all as updated, amended and revised from time to time by MDCO in accordance with the terms of this Agreement;
“Subcontractor” means Patheon’s Affiliate named Patheon Italia S.p.A.;
“Technical Dispute” has the meaning specified in Section 12.2;
“Territory” means the geographic areas listed in Schedule G, and any other territories that may be agreed to in writing between the Parties during the Term of the Agreement;
“Third-Party Rights” means the Intellectual Properly of any third party;
“Year” means, in the first year of this Agreement, the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter shall mean a calendar year;
“Yearly Binding Volume” or “YBV” means the minimum volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B hereto.
1.2    Currency.
Unless otherwise indicated, all monetary amounts are expressed in this Agreement in Euros.
1.3    Sections and Headings.
The division of this Agreement into Articles, sections, subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section, Schedule or the provision hereof.
1.4    Singular Terms.
Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.
1.5    Schedules.
The following Schedules are attached to, incorporated in and form part of this Agreement:
Schedule A - Product List
Schedule B     - Minimum Run Quantity, Yearly Binding Volume & Price
Schedule C     - Stability Testing Activities
Schedule D     - Active Materials, Active Materials Credit Value & Maximum Credit Value
Schedule E     - Batch Numbering
Schedule F     - Quality Agreement
Schedule G     - Territory

ARTICLE 2
PATHEON’S MANUFACTURING SERVICES
2.1    Technology Transfer and Feasibility Activities.
By the Preliminary Agreement, MDCO authorized Patheon to purchase the Equipment and to begin the Technology Transfer and Feasibility Activities, prior to commencing the manufacturing of the Product pursuant to Section 2.2. The Parties hereby agree that the Technology Transfer and Feasibility Activities currently ongoing shall continue to be controlled by the terms and conditions of the Preliminary Agreement. Anything not expressly provided therein, shall be governed by the terms of this Agreement.
2.2    Manufacturing Services.
Patheon shall provide the Manufacturing Services for the Territory for the fees specified in Schedules B and C in order to produce Products for MDCO. Schedule B sets forth in detail cost items that are included in the Price for Products and those cost items excluded from the Price that are subject to additional fees to be paid by MDCO. Patheon may change the Manufacturing Site for the Products only with the prior written consent of MDCO, such consent not to be unreasonably withheld. Patheon will pay, at its own expense, for any Patheon or MDCO regulatory fees and technical transfer costs from a Patheon-requested change in Manufacturing Site. Patheon shall be an authorized manufacturer of Products offered for sale by MDCO in the Territory. In providing the Manufacturing Services, Patheon and MDCO agree that:

a)	Conversion of Active Materials and Components. Patheon shall convert Active Materials and Components into Products.

b)	Quality Control and Quality Assurance. Patheon shall perform the quality control and quality assurance testing specified in the Quality Agreement.

c)	Components. Patheon shall purchase and test all Components (with the exception of those that are supplied by MDCO) as specified by the Specifications and per the Quality Agreement.

d)
Stability Testing. Patheon shall conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the separate fees and during the time periods specified in Schedule C.

e)
Product Rejection for Finished Product Specification Failure. If Patheon performs the Manufacturing Services in accordance with the Manufacturing Requirements and, notwithstanding the foregoing, a batch or portion of batch of Product does not meet Specification, MDCO shall be obligated to pay Patheon the applicable fee per unit for such non-conforming Product. However, if the non-conforming Product results from Patheon’s failure to perform the Manufacturing Services in accordance with the Manufacturing Requirements, then MDCO shall not be required to pay Patheon the applicable fee per unit for such non-conforming product. This absolution of MDCO’s obligation to pay Patheon’s production fees shall be in addition to Patheon’s compensation to MDCO provided in section 10.2 for the loss of Active Materials.

f)	Active Materials and MDCO Supplied Components Importing. At least thirty (30) days prior to the scheduled production date, MDC shall furnish to Patheon, DDP

(Incoterms 2010) at Manufacturing Site, viale G.B. Stucchi n.110, Monza - Italy, the Active Materials in such quantities as are necessary to enable Patheon to manufacture the desired quantities of Product on the requested delivery date. If such Active Materials are not received thirty (30) days in advance, Patheon will be entitled to delay shipments of Product caused by the re-scheduling of production by the same number of days as the delay in receipt of such Active Materials; provided, however, that in the event Patheon is unable to meet such scheduling deadline due to prior third party production commitments, Patheon shall be entitled to delay shipments until such later date as agreed to by the Parties. All shipment of Active Material shall be accompanied by certificate(s) of analysis from the Active Material manufacturer confirming the identity, purity and compliance with the Active Material specifications.

g)
Bill Back Items. Bill Back Items (if any) shall be charged to MDCO at Patheon’s cost plus the agreed upon handling fee of [**]% subject to a maximum handling fee of €[**] per item. Should the handling fees exceed the amount of €[**] per item, the Parties will jointly determine, in good faith, the revised aggregate amount payable by MDCO.

2.3    Standard of Performance.
Patheon shall provide the Manufacturing Services in accordance with (i) the Specifications; (ii) any other terms and conditions provided in the Quality Agreement; (iii) the cGMPs (US/EU) and any other applicable legal requirements as specified by the Regulatory Authorities. Patheon’s responsibilities and obligations with respect to the manufacture of the Product as set forth in this Section 2.3 are hereinafter referred to as the “Manufacturing Requirements”. The Parties agree that, for the purposes of Article 6 and Section 10.2 of this Agreement, the Manufacturing Requirements do not include any obligations related to the cosmetic defects of the Products for the Japanese market (should the Product be commercialized in such market by MDCO).
2.4    Subcontractors.
MDCO hereby agrees that Patheon will subcontract to its Affiliate, Patheon Italia S.p.A (“Subcontractor”), any Manufacturing Services under this Agreement. It is understood that Patheon shall enter into an agreement with its Affiliate that contains confidentiality and non-use terms similar to and at least as strict as those set forth in Section 11 of this Agreement, as well as any other terms necessary to ensure that Patheon meets its obligations under this Agreement. For the avoidance of doubt, the subcontracting of any Services hereunder to the Subcontractor by Patheon shall not relieve Patheon of, and Patheon shall remain solely liable for, its obligations under this Agreement.
ARTICLE 3

MDCO’S OBLIGATIONS
3.1    Payment.
Pursuant to the terms of this Agreement, MDCO shall pay Patheon for the provision of the Manufacturing Services and related Components according to the Prices specified in Schedules B and C hereto (such fees being subject to adjustment in accordance with the terms hereof).
3.2    Active Materials.
MDCO shall at its sole cost and expense, deliver the Active Materials to Patheon (in accordance with Section 2.2(f)) in sufficient quantities and at such times to facilitate the provision of the Manufacturing Services by Patheon. The Active Materials shall be held by Patheon on behalf of MDCO in accordance with the Specifications, with any other label and invoice instructions given by MDCO from time to time in accordance with this Agreement and with the current GMPs. Title to the Active Materials shall at all times belong to and remain the property of MDCO. Any Active Materials received by Patheon shall only be used by Patheon to provide the Manufacturing Services. Patheon’s liability with respect to any lost or damaged Active Materials shall be as set forth in Section 10.2.
ARTICLE 4

CONVERSION FEES AND COMPONENT COSTS
4.1    First Year Pricing.
The Prices for the Products for the first Year are listed in Schedule B and are subject to the adjustments set forth in Sections 4.2. and 4.3.
4.2    Price Adjustments.
The Prices for the Products during any Year subsequent to the first Year of this Agreement shall be determined in accordance with the following:
a)    Manufacturing Costs. Effective at the beginning of March of each Year of this Agreement, Patheon shall be entitled to an adjustment to the Manufacturing Services fees in respect of the Products to reflect inflation, which adjustment shall be based on the annual change in the Consumer Price Index, published by ISTAT in respect of the immediately prior Year ending December 31 (i.e., the year over year change from December to December). This index is set forth at the following web address:
http://www.istat.it/salastampa/comunicati/in_calendaria/precon/20110114_00/
In connection with such Price adjustment, Patheon shall deliver to MDCO on or about February of each Year, a statement outlining the percentage change in the Consumer Price Index upon which such price adjustment is based. The adjusted prices shall be effective as of March 1st of the same Year in which the adjustment is required and shall be applied to all Firm Orders accepted by Patheon on or after March 1st. For sake of clarity, the adjusted price shall not be applied to any Firm Orders accepted by Patheon prior to March 1st, even if the actual Delivery Date is on or after March 1st.
b)    Extraordinary Increases in Component Costs. If at any time market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon shall be entitled to an adjustment to the Price in respect of any affected Product to compensate it for such increased Component costs. For the purposes of this clause (b), changes materially greater than normal forecasted increases shall be considered to have occurred if: (i) the cost of a Component increases by [**]% of the cost for that Component upon which the most recent fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by [**]% of the total Component costs for such Product upon which the most recent fee quote was based. To the extent that Component costs have been previously adjusted pursuant to this clause (b) to reflect an increase in the cost of one or more Components, the adjustments provided for in (i) and (ii) above shall operate based on the costs attributed to such Component (or Components) at the time the last of such adjustments were made.
In connection with a Price adjustment pursuant to this Section 4.2(b), Patheon shall deliver to MDCO a revised Schedule B and such budgetary pricing information, adjusted Component costs or other documentation reasonably sufficient to demonstrate that a Price adjustment is justified, provided that Patheon shall have no obligation to provide any supporting documents to the extent such documents are subject to obligations of confidentiality between Patheon and its suppliers.

4.2.1	Adjustment due to Volume Changes from Yearly Binding Volumes

(a)
On the execution of this Agreement, MDCO shall provide Patheon with its best estimate of the volume of Product that MDCO will require Patheon to supply during the Term of this Agreement (such forecast to be known as the “Long Term Forecast”), starting from January 1, 2012. This Long Term Forecast is provided in Schedule B. The volumes of Product forecasted in the Long Term Forecast snail not be deemed as binding on MDCO.

(b)	Prior to July 1st of each Year during the Term, MDCO will provide Patheon with a firm volume commitment for the immediately following Year (the “Yearly Binding Volume” or “YBV”).
During the first Year of this Agreement, MDCO will provide Patheon with the YBV for the following Year (i.e. 2012) in two (2) separate 6-month volume commitments. The two (2) 6-month volume commitments will be aggregated to a single YBV. The first 6-month commitment, concerning the first semester of Year 2012, will be provided to Patheon prior to July 1, 2011. The second 6-month commitment, concerning the second semester of Year 2012, will be provided to Patheon prior to January 1, 2012.

(c)
Notwithstanding the foregoing Section 4.2.1(b), the Parties hereby agree that the Yearly Binding Volume may be reduced yearly during the Term of the Agreement within the flexibility ranges (hereinafter the “Flexibility Ranges” or “FR”) set out in the Table below:

YEAR	FLEXIBILITY RANGE ON YEARLY BINDING VOLUME
2012	[**]%
2013	[**]%
2014 and beyond	[**]%
If at the end of each Year, (i) the aggregate actual volume of Product ordered by MDCO pursuant to Section 5.5 (“Actual Yearly Volume”) during such Year varies from (ii) the Yearly Binding Volume (“Yearly Binding Volume”), by more than the Flexibility Ranges as set out in the Table above for such Year, then Patheon shall be entitled to and may request that MDCO pays to Patheon an amount to be determined as follows, for the non-absorbed fixed manufacturing costs incurred by Patheon during such Year:
Amount due to Patheon = [YBV x (1-FR/100) - AYV] *[**]% of the Price
For the purposes of the Agreement, the following terms shall have the respective meanings set out below:

•	Yearly Binding Volume (or “YBV”): means the aggregate yearly binding volume of Product for each relevant Year, as provided by MDCO pursuant to Section 4.2.1(b) above; and

	Actual Yearly Volume (or “AYV”): means the actual total volume of Product ordered by MDCO and invoiced by Patheon pursuant to Section 5.5 during the relevant Year.
In any Year in which MDCO’s AYV is less than MDCO’s YBV, Patheon will make every reasonable effort to mitigate the potential effects of this shortfall and to avoid any need to require the adjustment payments from MDCO as specified in this Section 4.2.1.(b). The determination of whether an adjustment payment will be required by Patheon is subject solely to Patheon’s discretion and determination. It is an elective payment, and is not mandated by this Agreement.

(d)
If during a Year MDCO requests a volume of Product which exceeds by more than [**] percent (+[**]%) the YBV for such Year pursuant to Section 4.2.1(b) above, then the Parties shall evaluate in good faith such request in order to reach an agreement on Product feasibility in the current Year and Patheon shall use all commercially reasonable efforts to meet MDCO’s requests.

4.3    Adjustments Due to Technical Changes.
Amendments to the Specifications, the Quality Agreement, or the Product manufacturing process, requested by either Party, will only be implemented following a technical and cost review by Patheon and are subject to MDCO and Patheon’s approval. Once agreement is reached between the Parties as to revisions, the proposed charges, if any, will be implemented to the Prices specified in Schedules B or C necessitated by any such amendment. Such approval not to be unreasonably withheld. If MDCO accepts a proposed Price change, the proposed change in the Specifications, the Quality Agreement or the Product manufacturing process shall be implemented, and the Price change shall become effective only with respect to those orders of Products that are manufactured in accordance with the revised Specifications, the Quality Agreement or Product manufacturing process. In addition, MDCO agrees to purchase, at Patheon’s cost therefore (including all costs incurred by Patheon in connection with the purchase and handling of such Inventory), all Inventory utilized under the “old” Specifications or Quality Agreement and purchased or maintained by Patheon in order to fill Firm Orders or in accordance with Section 5.2, to the extent that such Inventory can no longer be utilized under the revised Specifications or Quality Agreement. Open purchase orders for Components no longer required under any revised Specifications or Quality Agreement that were placed by Patheon with suppliers in order to fill Firm Orders or in accordance with Section 5.2 shall be cancelled where possible, and where such orders are not subject to cancellation without penalty, shall be assigned to and satisfied by MDCO.
ARTICLE 5

ORDERS, SHIPMENT, INVOICING, PAYMENT
5.1    Orders and Forecasts.
a)    Rolling Forecasts. Concurrent with the execution of this Agreement, MDCO shall provide Patheon with a written non-binding twelve (12) month forecast of the volume of each Product that MDCO then anticipates will be required to be produced and delivered to MDCO during each month of that twelve (12) month period. Such forecast will be updated by MDCO monthly on or before the 10th day of each calendar month on a rolling twelve (12) month basis and updated forthwith upon MDCO determining that the volumes contemplated in the most recent of such forecasts has changed by more than [**] percent ([**]%). The most recent 12 month forecast shall prevail.
b)    Firm Orders. The first three (3) months of the initial rolling forecast shall constitute a Firm Order upon acceptance by Patheon. Thereafter, on or before the 10th day of each calendar month, MDCO shall issue Firm Orders for Manufacturing Services in respect of the Products to be produced and delivered to MDCO on a date not less than three (3) months from the first day of the calendar month immediately following the date that the Firm Order is submitted. Such Firm Orders submitted to Patheon shall specify MDCO’s Manufacturing Services purchase order number, quantities by Product type, monthly delivery schedule and any other elements necessary to ensure the timely production and shipment of the Products. The quantities of Products ordered in such written orders shall be firm and binding on MDCO and shall not be subject to reduction by MDCO.
c)    Patheon will use commercially reasonable efforts to deliver the ordered batch(es) of Product by the Delivery Date and shall promptly alert MDCO, in writing, of any delay that may affect such Delivery Date. Should a delay in delivery occur, Patheon will develop and carry out a remedial plan with MDCO to help prevent further possible late deliveries.
d)    Patheon and MDCO will develop, establish and review appropriate key performance indicators (KPI’s) during the term of this Agreement to assess and improve the ongoing effectiveness of operations. These KPI’s will be reviewed at the Quarterly Steering Committee meetings. The KPI’s should be agreed upon by both Parties, but should, at a minimum, include production yields for drug product lots, on time delivery and batch record cycle review.
5.2    Reliance by Patheon.
MDCO understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted pursuant to Sections 5.1(a) and (b) in ordering the Components required to meet such Firm Orders. In addition, MDCO understands that to ensure an orderly supply of such Components, it may be desirable for Patheon to purchase such Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and MDCO. Accordingly, MDCO authorizes Patheon to purchase Components in order to satisfy the Manufacturing Services requirements for Products for the first six (6) months contemplated in the most recent forecast provided by MDCO pursuant to Section 5.1(a) and agrees that Patheon may make such other purchases of Components to meet Manufacturing Services requirements during such longer periods as may be agreed to in writing from time to time by MDCO at the request of Patheon or MDCO. If Components ordered by Patheon pursuant to Firm Orders or this Section 5.2 are not included in finished Products manufactured for MDCO within twelve (12) months after the forecasted month in respect of which such purchases have been made (or such longer period as the Parties may agree) or if such Components have expired during such period, then MDCO shall pay to Patheon its costs therefore (including all costs incurred by Patheon in connection with the purchase and handling of such Components); provided, however, that in the event such Components are incorporated into Products subsequently manufactured for MDCO or into third party products manufactured by Patheon for a third party, MDCO will receive credit for any costs of such Components previously paid to Patheon by MDCO.
5.3    Minimum Orders.
MDCO may only order Manufacturing Services in respect of batches of Products in multiples of the Minimum Run Quantities as set out in Schedule B.
5.4    Shipments.

Shipments of Products shall be made EXW (Incoterms 2010) Manufacturing Site with Patheon being responsible for loading the carrier’s vehicle, unless otherwise mutually agreed. Risk of loss or of damage to Products shall remain with Patheon until Patheon loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage shall transfer to MDCO. Products shall be transported in accordance with the Specifications. Product not shipped within [**] days of manufacture and released for shipping by Patheon will be subject to a [**] Euro €[**] per pallet space per month storage fee which will be invoiced to MDCO according to the provisions of section 5.5 of this Agreement.
5.5    Invoices and Payment.
Invoices shall be sent by email to the accounts payable email address provided by MDCO. Invoices will be sent, by Patheon to MDCO, at the time the Product is manufactured and released or at the shipping date whichever is earlier. Disputes regarding the amount of the invoices will not suspend MDCO’s payment obligations. Each such invoice shall, to the extent applicable, identify MDCO’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges and the total amount to be remitted by MDCO. MDCO shall pay all such invoices within 30 days of the date thereof.
ARTICLE 6
PRODUCT CLAIMS AND RECALLS
6.1    Product Claims.
a)    Product Claims. MDCO has the right to reject any portion of any shipment of Products that deviates from the Manufacturing Requirements without invalidating any remainder of such shipment. MDCO shall inspect the Products manufactured by Patheon upon receipt thereof and shall give Patheon written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Manufacturing Requirements within thirty (30) days after MDCO’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within thirty (30) days after discovery thereof by MDCO, but in no event after the expiration date of the Product). Should MDCO fail to provide Patheon with the Deficiency Notice within the applicable thirty (30) day period, then the delivery shall be deemed to have been accepted by MDCO on the thirtieth (30th) day after delivery or discovery, as applicable. Except as set out in Section 6.2, Patheon shall have no liability for any deviations for which it has not received notice within the applicable thirty (30) day period.
b)    Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon shall have ten (10) days to advise MDCO by notice in writing that it disagrees with the contents of such Deficiency Notice. If MDCO and Patheon fail to agree within ten (10) days after Patheon’s notice to MDCO as to whether any Products identified in the Deficiency Notice deviate from the Manufacturing Requirements, then the Parties shall mutually select an independent laboratory to evaluate if the Products deviate from the Manufacturing Requirements. Such evaluation shall be binding on the Parties, and if such evaluation certifies that any Products deviate from the Manufacturing Requirements, MDCO may reject those Products in the manner contemplated in this Section 6.1. In that event the evaluation costs will be borne by Patheon, otherwise MDCO will be responsible for the evaluation costs. If such evaluation does not so certify in respect of any such Products, then MDCO shall be deemed to have accepted delivery of such Products on the fortieth (40th) day after delivery (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, on the fortieth (40th) day after discovery thereof by MDCO, but in no event after the expiration date of the Product).
c)    Shortages and/or damaged Products. Claims for shortages in the amount of

Products shipped by Patheon and/or damages to Products delivered by Patheon shall be dealt with as may be reasonably agreed to by the Parties, consistent with the circumstances pertaining to the Product shortage or damage.
6.2    Patheon’s Responsibility for Defective and Recalled Products.
a)    Defective Product. In the event MDCO rejects Products in accordance with Section 6.1 and the deviation is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Manufacturing Requirements, Patheon will credit MDCO’s account for Patheon’s invoice price for such defective Products. If MDCO shall have previously paid for such defective Products, Patheon shall promptly, at MDCO’s election, either; (i) refund the invoice price for such defective Products; (ii) offset such amount against other amounts due to Patheon hereunder; or (iii) replace such Products with conforming Products without MDCO being liable for payment therefor under Section 3.1, contingent upon the receipt from MDCO of all Active Materials required for the manufacture of such replacement Products. For greater certainty, Patheon’s responsibility for any loss of Active Materials in connection with defective Product shall be captured under Section 10.2.
b)    Recalled Product. To the extent that a recall or return results from, or arises out of, a failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements, Patheon shall be responsible for the documented out-of-pocket expenses of such recall or return and shall use its commercially reasonable efforts to replace the recalled or returned Products with new Products, contingent upon the receipt from MDCO of all Active Materials required for the manufacture of such replacement Products. For greater certainty, Patheon’s responsibility for any loss of Active Materials in connection with recalled or returned Product shall be captured under Section 10.2. In the event that Patheon is unable to replace the recalled or returned Products (except where such inability results from a failure to receive the required Active Materials), then, upon MDCO’s request, Patheon shall reimburse MDCO for the price that MDCO paid to Patheon for Manufacturing Services in respect of the affected Products. In all other circumstances, recalls, returns or other corrective actions shall be made at MDCO’s cost and expense.
Except as provided in Sections 6.2(a) and (b) above, Patheon shall not be liable nor have any responsibility for any deficiencies in, or other liabilities associated with, any Product manufactured by it, (collectively, "Product Claims"). For greater certainty, Patheon shall have no obligation for any Product Claims to the extent such Product Claim (i) is caused by deficiencies with respect to the Specifications, the safety, efficacy or marketability of the Products or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iii) results from a defect in the Active Materials or Components supplied by MDCO that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of third parties occurring after such Product is shipped by Patheon pursuant to Section 5.4, (v) is due to packaging or labeling defects or omissions for which Patheon has no responsibility, (vi) is due to any unascertainable reason despite Patheon's having met the Manufacturing Requirements, or (vii) is due to any other breach by MDCO of its obligations under this Agreement.
Notwithstanding anything in this Agreement to the contrary, the Parties agree that, for the purposes of this Article 6 and Section 10.2, Patheon shall not be liable vis-à-vis MDCO for any vial of Product manufactured for the Japanese market and rejected, recalled or returned due to cosmetic defects. For avoidance of doubt, Patheon will be entitled to invoice MDCO for the Price of the Products rejected, recalled or returned due to cosmetic defects.
6.3    Disposition of Defective or Recalled Products.
MDCO shall not dispose of any damaged, defective, returned or recalled Products in relation to which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct MDCO to return such Products to Patheon. Patheon shall bear the cost of disposition with respect to any damaged, defective, returned or recalled Products in relation to which it bears responsibility under Section 6.2 hereof. In all other circumstances, MDCO shall bear the cost of disposition, including all applicable fees for Manufacturing Services, with respect to any damaged, defective, returned or recalled Products.
6.4    Healthcare Provider or Patient Questions and Complaints.
MDCO shall have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Patheon from MDCO’s customers, healthcare providers or patients shall be promptly referred to MDCO. Patheon shall co-operate as reasonably required to allow MDCO to determine the cause of and resolve any such questions and complaints. Such assistance shall include follow-up investigations, including testing. In addition, Patheon shall provide MDCO with all mutually agreed upon information that will enable MDCO to respond properly to questions or complaints relating to the Products as provided in the Quality Agreement. Unless it is determined that the cause of any such complaint resulted from a failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements, all costs incurred in respect of this Section 6.4 shall be borne by MDCO. In the event that the cause of the complaint is attributable to a failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements, such Product shall be deemed to be Defective Product as defined in Section 6.2(a) above; and, MDCO shall be entitled to compensation and reimbursement by Patheon for such Defective Product in accordance with the provisions of Sections 6.2 and 10.2.
6.5    Sole Remedy.
Except for the indemnity provided in Sections 2.2.(e.) and 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 shall be MDCO’s sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements.
ARTICLE 7

CO-OPERATION
7.1    Quarterly Review.
Each Party shall forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the Parties. The relationship managers shall meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.
7.2    Access & Audits.
Patheon will provide MDCO with reasonable access at mutually agreeable times and during regular business hours to the areas of the Manufacturing Site in which the Products are manufactured, stored, handled or shipped to permit MDCO to verify that the Manufacturing Services are being performed in accordance with the Manufacturing Requirements. But, with the exception of “for-cause” audits, MDCO will be limited each Year to one cGMP-type audit, lasting no more than two (2) days, and involving no more than four (4) auditors. MDCO may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of a fee of €[**] for each additional audit day and €[**] per audit day for each additional auditor. The right of access provided in this Section 7.2 will not include a right to access or inspect Patheon’s financial records.
7.3    Reports.
Patheon will supply on an annual basis and at MDCO’s expense as outlined in Schedule B, attached hereto, all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing and storage), that MDCO reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that MDCO is required to file with the FDA, EMA, or other applicable competent regulatory authority.
7.4    Regulatory Authority Filings.
MDCO is solely responsible for the preparation and filing of the application for approval by the Regulatory Authorities and any relevant costs shall be borne by MDCO. The Parties agree to manage such filing before the Regulatory Authorities in accordance with the provisions set out in the Quality Agreement. The time taken by Patheon to review the documents will be charged back to MDCO at the rates detailed in Schedule B.
ARTICLE 8

TERM AND TERMINATION
8.1    Initial Term.
This Agreement shall become effective as of the Effective Date and shall continue until 31st December 2016 (the “Initial Term”), unless terminated earlier by one of the Parties in accordance herewith. This Agreement shall automatically continue after the Initial Term for successive terms of two years each unless either Party gives written notice to the other Party of its intention to terminate this Agreement at least 18 months prior to the end of the then current term.
8.2    Termination for Cause.
a)    Either Party, at its sole option, may terminate this Agreement upon written notice in circumstances where the other Party has failed to remedy a material breach of any of its representations, warranties or other obligations under this Agreement within 60 days following receipt of a written notice (the “Remediation Period”) of said breach that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). If the material breach by its nature is not curable, the non-breaching Party shall have the right to terminate this Agreement with immediate effect by giving the breaching Party notice of any such non-curable breach, specifying such non- curable breach in reasonable detail and stating that it terminates this Agreement, such termination right to be exercised within a period of thirty (30) days following the date as of which the terminating Party receives knowledge of any such breach.
b)    Either Party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other Party in the event that: (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other Party; or (iii) this Agreement is assigned by such other Party for the benefit of creditors.
c)    MDCO may terminate this Agreement as to any Product upon thirty (30) days’ prior written notice in the event that any governmental agency takes any action, or raises any objection, that prevents MDCO from importing, exporting, purchasing or selling such Product.
d)    Patheon may terminate this Agreement upon six (6) months’ prior written notice if MDCO assigns pursuant to Section 13.6 any of its rights under this Agreement to an assignee that, in the opinion of Patheon acting reasonably, is: (i) not a credit worthy substitute for MDCO; or (ii) a competitor of Patheon; or (iii) an entity with whom Patheon has had prior unsatisfactory business relations.
8.3    Product Discontinuation.
MDCO shall provide at least twelve (12) months advance notice if it intends to no longer order Manufacturing Services for a Product due to that Product’s discontinuance in the market.
8.4    Obligations on Termination.
If this Agreement is completed, expires or is terminated in whole or in part for any reason, then (in addition to any other remedies Patheon may have in the event of default by MDCO):
a)    MDCO shall take delivery of and pay for all undelivered Products that are manufactured pursuant to a Firm Order, at the price in effect at the time the Firm Order was placed;
b)    MDCO shall purchase, at Patheon’s cost (including all costs incurred by Patheon in connection with the purchase and handling of such Inventory), the Inventory applicable to the Products that cannot reasonably be used for other products produced by Patheon, that was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2 prior to notice of termination being given;
c)    MDCO shall satisfy the purchase price payable pursuant to Patheon’s orders with suppliers of Components, provided such orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2;
d)    Patheon shall return to MDCO all unused Active Materials (with shipping and related expenses, if any, to be borne by MDCO); and
e)    MDCO acknowledges that no competitor of Patheon shall be permitted access to the Manufacturing Site;
f)    MDCO shall make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), within fifteen (15) Business Days, all of MDCO’s unused Active Materials, Components and Inventory (whether current or obsolete), supplies, undelivered Product, chattels, Equipment or other moveable property owned by MDCO, related to the Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“MDCO Property”). MDCO shall pay to Patheon a thirty Euro (€30.00) per pallet space per month storage fee for all MDCO Property remaining at Patheon’s site(s) after the fifteenth (15th) Business Day following the completion, termination or expiration of the Agreement and will assume any third party storage charges invoiced to Patheon regarding any such MDCO Property. Patheon will invoice MDCO for such storage charges according to the provisions of section 5.5 of this Agreement.
Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the Parties may have under this Agreement. For greater certainty, termination of this Agreement for any reason shall not affect the obligations and responsibilities of the Parties pursuant to Articles 4, 5, 6, 10 and 11 and Sections 7.4, 8.4, 13.1, 13.2, 13.3 and 13.16, all of which survive any termination.
g)    MDCO shall pay any amounts due under the provisions of this Section 8.4 within 30 days of the date of termination or expiry of this Agreement.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1    Authority.
Each Party covenants, represents and warrants that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.
9.2    MDCO Warranties.
MDCO covenants, represents and warrants that:

(a)	the Specifications for each of the Products are its or its Affiliate’s property and that MDCO may lawfully disclose the Specifications to Patheon;

(b)
any Intellectual Property, other than Patheon’s Intellectual Property, utilized by Patheon in connection with the provision of the Manufacturing Services according to the Specifications (i) is MDCO’s or its Affiliate’s Intellectual Property, (ii) may be lawfully used as directed by MDCO, and (iii) to MDCO’s knowledge, such use does not infringe and will not infringe any Third Party Rights;

(c)
to MDCO’s knowledge, the provision of the Manufacturing Services by Patheon in respect of any Product pursuant to this Agreement or use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement does not and will not infringe any Third Party Rights;

(d)
there are no actions or other legal proceedings, the subject of which is the infringement of Third Party Rights related to: (i.) any of the Specifications, (ii.) any of the Active Materials, (iii.) any of the Components, or (iv.) the sale, use or other disposition of any Product made in accordance with the Specifications;

9.3    Patheon Warranties.

(a)	Patheon covenants, represents and warrants that it shall perform the Manufacturing Services in accordance with the Manufacturing Requirements.

(b)
Patheon covenants, represents and warrants that any Manufacturing Services Based Intellectual Property utilized by Patheon in connection with the provision of the Manufacturing Services (i) is Patheon’s or its Affiliate’s property, (ii) may be lawfully used as used by Patheon, and (iii) to Patheon’s knowledge, such use does not infringe and will not infringe any Third Party Rights.

(c)
Anti-Bribery. Patheon represents and warrants that neither Patheon nor its Affiliates, or any of its or their directors, officers, employees or representatives will, directly or indirectly, offer or pay, or authorize an offer or payment of, any money or anything of value to any Public Official

(defined below) or public entity, with the knowledge or intent that the payment, promise or gift, in whole or in part, will be made in order to influence an official act or decision that will assist Patheon or MDCO in securing an improper advantage or in obtaining or retaining business or in directing business to any person or entity. Patheon agrees to comply with the MDCO’s requests for any information and documentation necessary to verify compliance with this provision and applicable anti-corruption laws.
Patheon represents and warrants that, at the execution date of this Agreement, neither Patheon nor its Affiliates, or any of its or their directors, officers, employees or representatives, who perform Manufacturing Services under this Agreement nor any person or entity acting on Patheon’s behalf is a Public Official (as defined hereinafter) with the ability to influence an official act. Patheon will notify MDCO in writing if any of the above captioned individuals, becomes a Public Official with the ability to influence an official act during the term of this Agreement.
In addition to other rights or remedies under this Agreement or at Law, MDCO shall be entitled to terminate this Agreement, pursuant to Section 8.2(a), in the event that improper payments are being or have been made to Public Officials by Patheon or by any person or entity acting or its behalf, in order to influence an official act or decision that will assist Patheon or MDCO in securing an improper advantage or in obtaining or retaining business or in directing business to any person or entity.
For the purposes of this Agreement, “Public Official” means any officer or employee of a government, a public international organization or any department or agency thereof, or any person acting in an official capacity, including, for a public agency or enterprise; and any political party or party official, or any candidate for public office.
9.4    Debarred Persons.
Patheon covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b), or any analogous law or regulation. Patheon represents that it does not have at the execution date of this Agreement, and covenants that it will not hire, as an officer or an employee any person who has been convicted of health care fraud or a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act (United States). If any of Patheon or Patheon’s Affiliate directors, officers, employees, agents, representatives or advisors, who perform services under this Agreement is debarred or receives notice of an action or threat of action of debarment, Patheon shall immediately notify MDCO of same and shall take all the appropriate disciplinary actions against the individuals responsible for the activity which constitutes cause for debarment. MDCO shall be entitled to terminate this Agreement pursuant to Section 8.2(a) in the event of debarment of Patheon or its Affiliates.
9.5    No Warranty.
PATHEON MAKES NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY WITH RESPECT TO THE

PRODUCTS.
ARTICLE 10

REMEDIES AND INDEMNITIES
10.1    Consequential Damages.
TO THE EXTENT PERMITTED BY THE APPLICABLE LAW, UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY BE LIABLE TO THE OTHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR (I) ANY (DIRECT OR INDIRECT) LOSS OF PROFITS, OF PRODUCTION, OF ANTICIPATED SAVINGS, OF BUSINESS OR GOODWILL OR (II) FOR ANY OTHER LIABILITY, DAMAGE, COSTS OR EXPENSE OF ANY KIND INCURRED BY THE OTHER PARTY OF AN INDIRECT OR CONSEQUENTIAL NATURE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
10.2    Limitation of Liability - Active Materials.
Except in the event the Active Materials are damaged due to the failure of Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements due to negligence or willful misconduct, under no circumstances whatsoever shall Patheon be responsible for any loss or damage to the Active Materials. Patheon’s maximum liability for loss or damage to the Active Materials shall not exceed the Maximum Credit Value.
10.3    Patheon.
Subject to Section 10.1, Patheon and its Affiliates agree to defend, indemnify and hold MDCO, its officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties resulting from, or relating to any claim of personal injury or property damage, to the extent that such injury or damage is the result of Patheon’s negligence or willful misconduct in performing the Manufacturing Services in accordance with the Manufacturing Requirements, except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of MDCO, its officers, employees or agents or Affiliates.
In the event of a claim, MDCO shall: (a) promptly notify Patheon of any such claim; (b) use commercially reasonable efforts to mitigate the effects of such claim; (c) reasonably cooperate with Patheon in the defense of such claim; (d) permit Patheon to control the defense and settlement of such claim, all at Patheon’s cost and expense.
10.4    MDCO.
Subject to Section 10.1, MDCO agrees to defend, indemnify and hold Patheon, its Affiliates, officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties resulting from, or relating to any claim of infringement or alleged infringement of any Third Party Rights in respect of the Products, or any portion thereof, and/or any claim of personal injury or property damage to the extent that such injury or damage is the result of a breach of this Agreement by MDCO, including, without limitation, any representation or warranty contained herein, except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees or agents.
In the event of a claim, Patheon shall: (a) promptly notify MDCO of any such claims; (b)

use commercially reasonable efforts to mitigate the effects of such claim; (c) reasonably cooperate with MDCO in the defence of such claim; (d) permit MDCO to control the defense and settlement of such claim, all at MDCO’s cost and expense.
10.5    Reasonable Allocation of Risk.
The provisions of this Agreement (including, without limitation, this Article 10) are reasonable and create a reasonable allocation of risk having regard to the relative profits the Parties respectively expect to derive from the Products, and that Patheon, in its fees for the provision of the Manufacturing Services, has not accepted a greater degree of the risks arising from the manufacture, distribution and use of the Products, based on the fact that MDCO has developed and holds the marketing approval for the Products and requires Patheon to manufacture the Products strictly in accordance with the Specifications, and that MDCO and not Patheon is in a position to inform and advise potential users of the Products as to the circumstances and manner of use of the Products.
ARTICLE 11

CONFIDENTIALITY
11.1    Confidential Information - Disclosing Party’s Property.
Except as otherwise provided in this Agreement, any Confidential Information that is disclosed by or on behalf of a Disclosing Party lo the Receiving Party will remain the property of the Disclosing Party.
11.2    Receiving Party’s Obligations.
The Receiving Party undertakes to:

(a)
use the Confidential Information solely and exclusively for the purposes of this Agreement (or such other purpose as is agreed in writing between the Parties at the time of disclosure), and not to use the Confidential Information for any other purpose whatsoever, including the development, manufacture, marketing, sale or licensing of any process or product or any other commercial purpose anywhere in the world, unless the Parties enter into an agreement specifying otherwise; and

(b)
maintain the confidentiality of the Confidential Information and not to disclose it directly or indirectly to any other company, organization, individual or third party, except as expressly permitted; and

(c)
at the request of the Disclosing Party, to return, delete or destroy all copies of the Confidential Information, in whatever form it is held, except one (1) copy which may be kept by the Receiving Party in its secured files for evidence purposes only.

11.3    Allowable Disclosures.

(a)
Notwithstanding Section 11.2, the Receiving Party may disclose Confidential Information to any of its Affiliates, and its Affiliates’ directors, employees and professional advisers who need to know the Confidential Information in order to fulfill the purpose of this Agreement, provided that the Receiving Party ensures that prior to such disclosure, each such Person to whom Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement, and adheres to these terms as if it were a party to this Agreement.

(b)
Nothing in Section 11.2 will preclude disclosure of any Confidential Information required by any governmental, quasi-governmental or regulatory agency or authority or court entitled by Law to disclosure of the same, or which is required by Law or the requirements of a national securities exchange or another similar regulatory body to be disclosed, provided that the Receiving Party promptly notifies the Disclosing Party when such requirement to disclose has arisen to enable the Disclosing Party to seek an appropriate protective order, to make known to the relevant agency, authority, court or securities exchange the proprietary nature of the Confidential Information, and to make any applicable claim of confidentiality. The Receiving Party agrees to co-operate in any action that the Disclosing Party may decide to take. If the Receiving Party is required to make a disclosure in accordance with this clause, it will only make a disclosure to the extent to which it is obliged.

11.4    Exclusions.
The provisions of Section 11.2 will not apply to any Confidential Information which the Receiving Party can demonstrate, to the reasonable satisfaction of the Disclosing Party:

(a)
was already in the possession of the Receiving Party or any of its Affiliates (through no fault of the Receiving Party or any of its Affiliates and no breach of this Agreement by the Receiving Party) prior to its disclosure by the Disclosing Party under this Agreement;

(b)	is purchased or otherwise legally acquired by the Receiving Party or any of its Affiliates at any time from a third party having the right to disclose it;

(c)	comes into the public domain, other than through the fault of the Receiving Party or any of its Affiliates; or

(d)	is independently generated by the Receiving Party or any of its Affiliates without any recourse or reference to the Confidential Information.
11.5    Continuing Obligations of Confidentiality.
The obligations of each Party in this Section will survive for a period of five (5) years after the date of expiration or termination of this Agreement.
ARTICLE 12

DISPUTE RESOLUTION
12.1    Commercial Disputes.
In the event of any dispute arising out of or in connection with this Agreement (other than a dispute determined in accordance with Section 6.1(b) or a Technical Dispute), the Parties shall first try to solve it amicably. In this regard, either Party may send a notice of dispute to the other, and each Party shall appoint, within ten (10) Business Days from receipt of such notice of dispute, a single representative to handle the dispute. The representatives so designated shall confer as necessary in order to solve such dispute. If these representatives fail to solve the matter within one month from their appointment, or if a Party fails to appoint a representative within the ten (10) Business Day period set forth above, such dispute shall immediately be referred to the Chief Operating Officer (or such other officer as he/she may designate) of each Party who will meet and discuss as necessary in order to try to solve the dispute amicably. Should the Parties fail to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.16.
12.2    Technical Dispute Resolution.
In the event of a dispute (other than disputes in relation to the matters set out in Sections 6.1(b) and 12.1) between the Parties that is exclusively related to technical aspects of the manufacturing, quality control testing, handling, storage or other activities under this Agreement (a “Technical Dispute”), the Parties shall make all reasonable efforts to resolve the dispute by amicable negotiations. In this regard, senior representatives of each Party shall, as soon as practicable and in any event no later than ten (10) Business Days after a written request from either Party to the other, confer in good faith to resolve any Technical Dispute. If, despite such efforts, the Parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within thirty (30) Business Days of such written request, the Technical Dispute shall, at the request of either Party, be referred for determination to a mutually acceptable expert with experience and expertise in the subject matter of the dispute. The costs and expenses of the expert shall be shared equally by the Parties. In the event that the Parties cannot agree whether a dispute is a Technical Dispute, Section 12.1 shall prevail. For greater certainty, the Parties agree that the release of the Products for sale or distribution pursuant to the applicable marketing approval for such Products shall not by itself indicate compliance by Patheon with its obligations in respect of the Manufacturing Services and further that nothing in this Agreement shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.
ARTICLE 13
MISCELLANEOUS
13.1    Inventions.

(a)
For the term of this Agreement, MDCO hereby grants to Patheon and to the Subcontractor a non-exclusive, paid-up, royalty-free, non-transferable license of MDCO’s Intellectual Property which Patheon and the Subcontractor must use solely for the purpose of performing the Manufacturing Services.

(b)
All Intellectual Property generated or derived by Patheon and/or by the Subcontractor in the course of performing the Manufacturing Services, to the extent it is specific to the development, manufacture, use and sale of MDCO’s Product that is the subject of the Manufacturing Services, shall be the exclusive property of MDCO.

(c)
All Manufacturing Services Based Intellectual Property generated or derived by Patheon and/or by the Subcontractor in the course of performing the Manufacturing Services shall be the exclusive property of Patheon or of its Subcontractor (as the case may be); Patheon hereby grants to MDCO and (if it is the case) will cause the Subcontractor to grant, a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license of the Manufacturing Services Based Intellectual Property used to manufacture the Product(s) which MDCO may use for the Manufacturing Services and in connection with the offer for sale and for the sale of the Product.

(d)	Each Party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on its own Inventions.

(e)
Either Party shall give the other Party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by such Party.

13.2    Intellectual Property.
Subject to Section 13.1, all Intellectual Property of MDCO shall be owned by MDCO and all Intellectual Property of Patheon or its Affiliates shall be owned by Patheon. Neither Party has, nor shall it acquire, any interest in any of the other Party’s Intellectual Property unless otherwise expressly agreed to in writing signed by an authorized representative of each Party. Each Party agrees not to use any prior Intellectual Property of the other Party, except as specifically authorized by the other Party or as required for the performance of its obligations under this Agreement.
13.3    Insurance.
Each Party shall maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that Party under this Agreement through the term of this Agreement and for a period of 1 (one) year thereafter, which insurance shall afford limits of not less than (i) €[**] for each occurrence for personal injury or property damage liability; and (ii) €[**] in the aggregate per annum with respect to product and completed operations liability. If requested each Party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide for a minimum of thirty (30) days’ written notice to the insured of a cancellation of, or material change in, the insurance. If a Party is unable to maintain the insurance policies required under this Agreement through no fault on the part of such Party, then such Party shall forthwith notify the other Party in writing and the Parties shall in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.
13.4    Independent Contractors.
The Parties are independent contractors and this Agreement shall not be construed to create between Patheon and MDCO any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the Parties hereto.
13.5    No Waiver.
Either Party’s failure to require the other Party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement, with the exception of Sections 6.1 and 8.2.
13.6    Assignment and Subcontracting.

(a)	Neither Party may assign this Agreement or any of its rights or obligations hereunder except with the written consent of the other Party, such consent not to be unreasonably withheld. It is agreed upon between the Parties that Patheon may arrange for the Manufacturing Services to be performed by the aforementioned Subcontractor.

(b)
Notwithstanding the foregoing provisions of this Section 13.6, either Party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, provided that such assignee executes an agreement with the non-assigning Party hereto whereby it agrees to be bound hereunder.

13.7    Force Majeure.
Neither Party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such Party’s reasonable control, including, but not limited to, strikes or other labour disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”). A Party claiming a right to excused performance under this Section 13.7 shall immediately notify that other Party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance. Neither Party shall be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.
13.8    Additional Product.
Additional products may be added to this Agreement and such additional products shall be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by amendments to the Schedules attached hereto as applicable.
13.9    Notices.
Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other Party by personal delivery, by facsimile (fax) communication, or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses or facsimile (fax) numbers or electronic mail addresses set forth below:
If to MDCO:
The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
Attention: Mr. Paul Antinori
Senior Vice President and General Counsel
Facsimile (fax) number: 862-207-6062
Email address: Paul.Antinori@themedco.com
If to MDCO (for accounting purposes):
The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
Attention: Mr. Bill O’Connor

Chief Accounting Officer
Facsimile (fax) number: 862-207-6094
Email address: Bill.O’Connor@themedco.corn
If to Patheon International A.G:
Patheon International A.G
Lindenstrasse 14, 6340 Baar, (Switzerland)
Attention: General Counsel Europe
Facsimile (fax) number: +41 417104229
With a copy to Patheon Italia S.p.A:
Patheon Italia S.p.A
Viale G.B. Stucchin. 110
Monza, Italia
Attention: Department of Legal Services
Facsimile (fax) number: +39 039 2047219
or to such other addresses, facsimile numbers or electronic mail addresses provided to the other Party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery, facsimile or electronic mail shall be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five (5) days after being deposited in the European Union mail, postage prepaid or upon receipt, whichever is sooner.
13.10    Severability.
If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. The Parties shall endeavor, in due form, to replace the invalid or void provision with a new provision or to fill the gap with a provision which best enables the economic purpose pursued to be achieved.
13.11    Entire Agreement.
This Agreement, together with the Quality Agreement, constitutes the full, complete, final and integrated agreement between the Parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both Parties. In case of conflict, the prevailing order of documents shall be this Agreement and then the Quality Agreement except in matters pertaining to product quality, GMP and regulatory responsibilities, in which case the Quality Agreement will prevail. THE TERMS OF ANY PURCHASE ORDER, ACKNOWLEDGMENT OR SIMILAR STANDARDIZED FORM GIVEN OR RECEIVED IN THE CONTEXT OF THE SUBJECT MATTER OF THIS AGREEMENT WHICH ARE IN ADDITION TO OR INCONSISTENT WITH THE TERMS OF THIS AGREEMENT WILL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXPRESSLY EXCLUDED.
13.12    Other Terms.
No terms, provisions or conditions of any purchase order or other business form or written authorization used by MDCO or Patheon will have any effect on the rights, duties or obligations of the Parties under or otherwise modify this Agreement, regardless of any failure of MDCO or Patheon to object to such terms, provisions, or conditions unless such document specifically refers to this

Agreement and is signed by both Parties.
13.13    No Third Party Benefit or Right.
For greater certainty, nothing in this Agreement shall confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.
13.14    Execution in Counterparts.
This Agreement may be executed in two or more counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.15    Use of MDCO Name.
Patheon shall not make any use of MDCO’s name, trademarks or logo or any variations thereof, alone or in connection with any other word or words, without the prior written consent of MDCO, which consent shall not be unreasonably withheld.
13.16    Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of Delaware, USA and subject to the exclusive jurisdiction of the courts of Delaware, USA. The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the date first written above.
PATHEON INTERNATIONAL A.G.
by /s/ A.J. Kelley    12-05-11
by
THE MEDICINES COMPANY
by /s/ Anthony Norman    May 20, 2011
by

SCHEDULE A

PRODUCT LIST
Product List
Angiomax® for injection(name in U.S., Canada and other markets)
10 ml vials containing 250 mg of lyophilized bivalirudin
Angiox® for injection (name in the EU, Russian and Swiss markets)
10 ml vials containing 250 mg of lyophilized bivalirudin

SCHEDULE B

MINIMUM RUN QUANTITY, YEARLY BINDING VOLUME AND PRICE
A) MINIMUM RUN QUANTITY

PRODUCTS	MINIMUM RUN QUANTITY
Angiomax®/ Angiox®	2 Batches
B) LONG TERM FORECAST

PRODUCTS	2012	2013	2014	2015	2016
Angiomax®/ Angiox®	[**] vials	[**] vials	[**]vials	[**] vials	[**] vials
C) PRICE
Scenario 1 - Batch size: 30,000 vials (current filed)

Product	Fill Volume	Vial Size	Lyo cycle	Batch size proposed	Annual Volume	Unit Conversion Price(1)	Unit Total Price (1)
Angiomax®/ Angiox®	5.5 ml	ext.Ø	~105 hours	30,000 vials	From 1 vial to 400k vials	[**] €/vial	[**] €/vial
		23.75 mm			More than 400k vials	[**] €/vial	[**] €/vial
Scenario 2 – Batch sixe: 48,000 vials (maximum lyo capacity)

Product	Fill Volume	Vial Size	Lyo cycle	Batch size proposed	Annual Volume	Unit Conversion Price(1)	Unit Total Price (1)
Angiomax®/ Angiox®	5.5 ml	ext.Ø	~105 hours	~48,000 vials	From 1 vial to 400k vials	[**] €/vial	[**] €/vial
		23.75 mm			More than 400k vials	[**] €/vial	[**] €/vial
Notes:
(1) Conversion Pricing includes only the costs for manufacturing, Identification (ID) testing of the API (ID), in-process testing and controls (IPC) and finished Product release, according to the Specifications. Pricing assumes production on a campaign basis (2 batches back to back). The total Price includes components (stopper, vial, seal) and excipients. Based on offers from component suppliers, Patheon estimates a component cost at [**] €/vial.
Component costs will be confirmed after confirmation that the Suppliers recommended and selected by Patheon are acceptable to MDCO. The cost will be passed without any fee to MDCO and evidence of the costs will be provided by Patheon to MDCO upon request.
Notes:
Should Patheon become responsible for full testing of API, then a fee of [**] €/API batch will be applied. This responsibility does not include the management of the supplier from a Quality perspective (audits etc).
For sake of clarity, the Total Unit Price does not include the costs of any additional visual inspection of the Products for the Japanese’s market that it will be charged to MDCO separately.
REGULATORY SUPPORT WORK
In accordance with Section 7.4 of the Agreement, the Regulatory works performed by Patheon on behalf of MDCOs will be charged at €[**]/hr.
In addition to the above, the Annual Product Review (APR)/Product Quality Review (PQR) work shall be charged at €[**]/hr.

SCHEDULE C

STABILITY TESTING ACTIVITIES
Patheon and MDCO shall agree in writing on any stability testing to be performed by Patheon in connection with the Products. Such agreement shall specify the commercial and Product stability protocols applicable to the stability testing.
Charge per time point per storage condition is € [**].

SCHEDULE D

ACTIVE MATERIALS

Active Materials	Supplier
Bivalirudin	Lonza
ACTIVE MATERIALS CREDIT VALUE
The Active Materials Credit Value shall be as follows:

PRODUCT	ACTIVE MATERIALS	ACTIVE MATERIALS CREDIT VALUE
Angiomax® / Angiox®	Bivalirudin	€ [**] per vial, if loss is to Product or in-process materials in vials € [**] per gram, if loss is directly to Active Materials or to in-process production
MAXIMUM CREDIT VALUE
Patheon’s liability for Active Materials in accordance with Section 10.2 of the Agreement will not exceed in any one year, in the aggregate, the maximum credit value set forth below:

PRODUCT	MAXIMUM CREDIT VALUE
Angiomax® / Angiox®
[**]% of the annual conversion costs invoiced by Patheon and paid by MDCO for the manufacture of Product. during the Year in which the API’s loss occurs.
Final calculation of the Maximum Credit Value will be made following the end of the applicable Year.

SCHEDULE E

BATCH NUMBERING
Each batch of the Product manufactured by Patheon will bear a unique lot number using Patheon’s batch numbering system. This number will appear on all documents relating to the particular batch of Product and shall identify the date of manufacture for the batch of Product.

SCHEDULE F
QUALITY AGREEMENT

Quality Agreement
Commercial Product
Between
THE MEDICINES COMPANY
8 Sylvan Way
Parsippany, NJ
a corporation existing under the laws of Delaware
(hereinafter referred to as “MDCO”)
-and-
PATHEON ITALIA S.P.A.
a corporation existing under the laws of ●,
Specific sites covered by this Agreement:
Monza facility, Viale G.B. Stucchi 110, 20900 Monza (MB), Italy,
(hereinafter referred to as “Patheon”)
Effective Date: ●

SCHEDULE F
QUALITY AGREEMENT
TABLE OF CONTENTS
SECTION 1: PREMISES AND AGREEMENT 1
SECTION 2: RESPONSIBILITIES TABLE 2
SECTION 3: GENERAL 4
SECTION 4: DESCRIPTION OF RESPONSIBILITIES 5
SECTION 5: APPENDICES 15
APPENDIX A: PRODUCT(S)
APPENDIX B: QUALITY CONTACTS
APPENDIX C: PATHEON APPROVED VENDOR LIST
APPENDIX D: MDCO APPROVED VENDOR LIST
APPENDIX E: PATHEON APPROVED CONTRACT
LABORATORIES LIST

SCHEDULE F
QUALITY AGREEMENT
SECTION 1: PREMISES AND AGREEMENT

PREMISES. Under a manufacturing services agreement dated ● between Patheon and MDCO (the “MSA”), Patheon agrees to perform pharmaceutical manufacturing services (the “Manufacturing Services”) for certain Products (as described in Appendix A hereto) and MDCO is required to give certain information to Patheon in order for Patheon to perform the Manufacturing Services (the “Specifications”). Under the MSA, Patheon is required to operate within the Specifications.
The parties desire to assign and allocate the responsibility for procedures and Specifications impacting on the identity, strength, quality and purity of the Products.
In the event of any conflict between the terms of this Quality Agreement and the MSA, the MSA shall take precedence except with respect to any specific quality issue.
AGREEMENT. NOW THEREFORE in consideration of the Premises and rights conferred and the obligations assumed under the MSA and herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound, the parties agree as follows:
SCHEDULE F
QUALITY AGREEMENT
SECTION 2: RESPONSIBILITIES TABLE
Patheon will be responsible for all the operations that are marked with “X” in the column titled “Patheon” and MDCO will be responsible for all the operations that are marked with “X” in the column titled “MDCO”. If marked with “(X)”, cooperation is required from the designated party.

Section No.	Subject/Terms	MDCO	Patheon
4.1 Quality Management
4/1/2001	GMP, Health and Safety Compliance		X
4/1/2002	MDCO Audit Rights	X
4/1/2003	Subcontracting	(X)	X
4/1/2004	Self-Inspection		X
4.2 Regulatory Requirements
4/2/2001	Licenses, Marketing Authorizations and Permits	X	X
4/2/2002	Regulatory Filing / Registration Change Control	X	(X)
4/2/2003	Regulatory Compliance		X
4/2/2004	Government Agency Inspections, Communications and Requisitions	(X)	X
4.3 Material Control
4/3/2001	Test Methods and Specifications	X
4/3/2002	Material Destruction	(X)	X
4/3/2003	Vendor Audit Responsibility	X	X
4/3/2004	Material Certifications	X	X
4/3/2005	Incoming Material Release		X
4.4 Building, Facilities, Utilities and Equipment
4/4/2001	General		X
4/4/2002	Equipment, Calibration and Preventative Maintenance		X
4/4/2003	Environmental Monitoring Program		X
4.5 Product Controls
4/5/2001	Master Batch Record	(X)	X
4/5/2002	Reprocessing and Rework	N/A	N/A
4/5/2003	Personnel Training		X
4.7 Exception Reports (Deviations / Investigations)
4/7/2001	Manufacturing Instruction Deviations	(X)	X
4/7/2002	Packaging Instructions Deviations	(X)	X
4/7/2003	Notification of Deviations		X

Section No.	Subject /Terms	MDCO	Patheon
4.8 Release of Product
4/8/2001	Test Methods and Specifications	X	X
4/8/2002	Batch Release for Shipment		X
4/8/2003	Certificate of Analysis & Certificate of Compliance		X
4/8/2004	Product Release	X
4.9 Validation
4/9/2001	Master Validation Plan	(X)	X
4/9/2002	Cleaning & Cleaning Validation Program	(X)	X
4/9/2003	Analytical Method and Procedure Validation	X
4.10 Change Control
4.10.1	General	X	X
4.11 Documentation
4.11.1	Record Retention		X
4.11.2	Batch Document Requisition		X
4.12 Laboratory Controls
4.12.1	Specifications and Test Methods	X	X
4.12.2	Out of Specifications (OOS)		X
4.12.3	Supply of Reference Standards	X
4.13 Stability
4.13.1	Sample Storage		X
4.13.2	Stability Studies and Protocol	X	X
4.13.3	Stability Failures	(X)	X
4.13.4	Termination of MSA		X
4.14 Annual Product Review & Product Quality Review
4.14.1	General		(X)
4.15 Storage and Distribution
4.15.1	General	(X)	X
4.15.2	Product Storage and Shipment Changes	X	(X)
4.15.3	Product Quarantine		X
4.15.4	Shipment and Distribution	X	(X)
4.16 Product Complaints
4.16.1	Complaint Investigation	X	(X)
4.17 Product Recall
4.17.1	Product Recall Notification	X	(X)
4.17.2	Government Agency Notification	X	X
4.18 Reference and Retention Samples
4.18J	Excipient, Active Pharmaceutical Ingredient, and Product Reference Sample		X
4.18.2	API and Product Retention Sample	X

SCHEDULE F
QUALITY AGREEMENT
SECTION 3: GENERAL

3.1	Any communications about the subject matter of this Agreement will be directed, in the first instance, to the person(s) identified in Appendix B.

3.2	Capitalized terms not otherwise defined herein will have the meaning specified in the MSA.

3.3
If any provision of this Agreement should be or found invalid, or unenforceable by law, the rest of the Agreement will remain valid and binding and the parties will negotiate a valid provision which meets as close as possible the objective of the invalid provision.

3.4
If this Agreement requires modification to comply with regulatory or legal requirements, such that either party affected cannot be reasonably expected to continue to perform under this Agreement, then the parties will negotiate and revise the Agreement accordingly

3.5	Any amendment of this Agreement will be made in writing and signed by both parties.

3.6
This Agreement will start on the Effective Date that is set forth on the cover page of this Agreement and will remain in force until the latest of: (i) the expiration date of the last batch of Product produced by Patheon for commercial distribution; (ii) completion of any ongoing stability studies; (iii) two years after the termination of the last effective MSA; or (iv) all Quality obligations under all applicable MSA’s have been fulfilled.

3.7
Despite the termination of this Quality Agreement all regulatory obligations contained herein that are required of either Party or both Parties by an applicable regulatory authority or agency shall survive termination of this Quality Agreement.

SCHEDULE F
QUALITY AGREEMENT
SECTION 4: DESCRIPTION OF RESPONSIBILITIES

4.1	Quality Management

4.1.1	GMP, Health and Safety Compliance
Patheon will conduct operations in compliance with applicable environmental, occupational health and safety laws, and cGMP regulations.

4.1.2	MDCO Audit Rights
Patheon will provide MDCO with reasonable access at mutually agreeable times and during regular business hours to the areas of the Manufacturing Site in which the Products are manufactured, stored, handled or shipped to permit MDCO to verify that the Manufacturing Services are being performed in accordance with the Manufacturing Requirements. But, with the exception of “for-cause” audits, MDCO will be limited each Year to one cGMP-type audit, lasting no more than two (2) days, and involving no more than four (4) auditors.

4.1.3	Subcontracting
Patheon will not subcontract any tasks or services to a third party without MDCO’s consent.

4.1.4	Self-Inspection
Patheon will perform self-inspections of its premises, facilities, and processes used to manufacture, package, test, and store MDCO’s starting, intermediate, and/or finished products in accordance with Patheon’s written standard operating procedures (“SOP’s”) to ensure compliance with cGMP and this Quality Agreement.

4.2	Regulatory Requirements

4.2.1	Licenses, Marketing Authorizations and Permits
MDCO will be solely responsible for obtaining and/or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.
Patheon will obtain and maintain the appropriate manufacturing license(s) to allow for the Manufacturing services.
MDCO shall provide Patheon with a copy of the draft CMC section, as well as, all supporting documents which have been relied upon to prepare the CMC section at least twenty-one (21) days prior to filing any Marketing Authorization, such as a New Drug Application or Abbreviated New Drug Application with any Regulatory Authority.
Patheon will verify that the CMC section accurately describes the manufacturing processes that Patheon will perform.
Patheon and MDCO shall work together to resolve any deficiencies in the documentation prior to submission to any regulatory agency.
MDCO shall provide Patheon with final copies of all CMC filings at the time of submission.
If MDCO does not provide Patheon with the documents requested within the time stipulated and if Patheon reasonably believes that Patheon’s standing with a regulatory authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the regulatory authority until such time as Patheon has reviewed the requested documents and is satisfied with their contents.

4.2.2	Regulatory Filing / Registration Change Control
MDCO will determine whether changes to the Product or related to the Product will impact a regulatory filing and will apply for and receive approval for any required manufacturing amendment, change or addition to their Product marketing authorization. Upon request, Patheon will provide assistance in the preparation of pertinent sections of new or supplemental regulatory applications before filing. Patheon will also have the right to review the new or supplemental sections that apply to Patheon’s areas of responsibility before filing. MDCO will provide Patheon copies of sections of product registration/regulatory submissions that are relevant to the manufacture of the Product. MDCO is responsible for all communications with Regulatory Authorities as well as for the approval, maintenance, and updating of marketing approval in a timely manner.

4.2.3	Regulatory Compliance
Patheon will ensure that Product(s) are manufactured and tested in strict compliance with current US Federal and EC regulatory and statutory requirements relating to Good Manufacturing Practices (GMP) (US 21 CFR parts 210 and 211 and EU Directive 2003/94/EC for the manufacture of finished medicinal product) as applicable, regulatory approvals and local laws and regulations applicable at the site(s) of manufacture and/or testing.

4.2.4	Government Agency Inspections, Communication and Requisitions
Patheon will permit all relevant inspections by regulatory authorities of premises, procedures, and documentation.
Patheon will notify MDCO within one (1) Business Day of receipt of any notice of inspection from a regulatory authority and within one (1) Business Day of any regulatory authority request for Product samples, batch documentation, or other information related to the Product.
Patheon will notify MDCO within one (1) Business Day of receipt of any Form 483’s warning letter or the like from any regulatory agency that relates to the Product; or if the supply of Product will be affected, or if the facilities used to produce, test or package the Product will be affected.
The responses from Patheon related to the Product will be reviewed and approved by MDCO prior to submission to the regulatory agency. Notwithstanding, Patheon reserves the right to respond to the regulatory agency without approval, if, in the reasonable opinion of Patheon’s Legal counsel, it is required to do so.

4.3	Material Control

4.3.1	Test Methods and Specifications
MDCO will provide Patheon with a copy of the Specifications and test methods used for Active Pharmaceutical Ingredients and Materials if MDCO issues raw material Specifications.

4.3.2	Destruction of Active Pharmaceutical Ingredient or Product
Patheon has the right to either return to MDCO or dispose of any outdated or rejected Active Pharmaceutical Ingredients or Product. If the Active Pharmaceutical Ingredient or Product is disposed of, disposal will be consistent with the nature of the Active Pharmaceutical Ingredient or Product and will be sent to a permitted waste disposal facility.
Prior to such disposal Patheon will send notice to MDCO about Patheon’s intent to dispose of the Active Pharmaceutical Ingredient or Product. If no direction is received from MDCO, Patheon will dispose of the Active Pharmaceutical Ingredient or Product no sooner than ninety (90) days after the date of the notice.
The Active Pharmaceutical Ingredient or Product will be disposed and destroyed in compliance with local environmental regulations and performed in a secure and legal manner that prevents unauthorized use or diversion.
Upon completion of destruction of Active Pharmaceutical Ingredient or Product, Patheon will provide to MDCO a Certificate of Destruction issued by Patheon or by the licensed third party that destroyed the Active Materials or bulk Product.
Patheon will maintain destruction records in accordance with Patheon SOP’s.

4.3.3	Vendor Audit Responsibility

4.3.3.1	Excipient, Component and API Vendors:

(i.)
MDCO is responsible for the API vendor. MDCO will approve the API manufacturer/s and will inform Patheon about the approval status. MDCO will be also responsible for providing PATHEON with a proof of API manufacturer/s compliance with EU GMP Part II and will ensure the API cGMP compliance in accordance with Section 4.3.4 of this Agreement. The MDCO stipulated vendor(s) will be included on MDCO’s approved vendor list (attached hereto as Appendix D).

(ii.)
PATHEON is responsible for Components and excipient vendors. PATHEON will be responsible for approving the manufacturers and for ensuring their cGMP compliance in accordance with Patheon SOP. The PATHEON stipulated vendor(s) will be included on PATHEON’s approved vendor list (attached hereto as Appendix C).

4.3.4	Material Certifications
MDCO and PATHEON are each responsible for providing a certificate of compliance for each of its respective vendors confirming the following:

(i.)	That the materials are compliant with the provisions outlined in the “Note for Guidance on minimizing the risk of transmitting spongiform encephalopathy agents via human and veterinary medicinal products” (EMEA/410/01, Rev.2 or update) and

(ii.)
A residual solvent certificate confirming that there is no potential for specific toxic solvents listed in the EP / USP / ICH residual solvents Class I, Class II or Class III to be present and the material, if tested, will comply with established EP / USP / ICH requirements. If any of the solvents listed in the EP / USP / ICH residual solvents Class I, Class II or Class III are used in the manufacture or are generated in the manufacturing process, solvents of concern will be indicated.

4.3.5	Incoming Material Release
Prior to its use in the manufacture of any Product all Material(s) will be inspected, tested and released by Patheon against the Specification approved by MDCO. Patheon will perform only an Assay and Identification test on the Active Pharmaceutical Ingredient.

4.4	Building, Facilities, Utilities and Equipment

4.4.1	General
All buildings and facilities used in the manufacturing, packaging, testing and storage of any materials and/or Product will be of suitable size, construction and location to facilitate cleaning, and will be maintained in a good state of repair. Maintenance and cleaning records will be kept in accordance with Patheon’s SOP’s.

4.4.2	Equipment, Calibration and Preventative Maintenance
All equipment used in the manufacturing, packaging, testing and storage of any materials and/or Product will be suitable for its intended use and appropriately located to allow for cleaning and maintenance. Calibration and maintenance records will be kept according to Patheon SOP’s for all critical equipment. Patheon will calibrate instrumentation and qualify computer systems used in the manufacture and testing of the Product in accordance with Patheon’s SOP’s.

4.4.3	Environmental Monitoring Program
Patheon will perform and maintain an environmental monitoring program. The collected data will be reviewed and interpreted by the responsible person within Patheon’s quality unit. Any out of limit results will be managed appropriately in accordance with Patheon SOP’s.

4.5	Production Controls

4.5.1	Master Batch Record
MDCO will provide the Specifications to Patheon and Patheon will manufacture Product in accordance with the Specifications.
Patheon is responsible for preparing the master batch records for the Product, however, MDCO is responsible to review and approve such master batch records prior to the manufacture of the Product.
Patheon will not make changes to master batch records except through the established Patheon change control system, and all master document revisions will be provided in Italian and English and will be approved by MDCO’s quality unit All proposed changes to the master batch records will be provided by Patheon in the change control, which will be issued in English.

4.5.2	Reprocessing and Rework
Reprocessing and Rework is not permitted for Product(s) covered in this Quality Agreement or the associated MSA.

4.5.3	Personnel Training
Patheon will provide appropriate training for all employees. Each person engaged in the manufacture, packaging, testing, storage, and shipping of the Product will have the education, training, and experience necessary, consistent with current GMP and safety training requirements.

4.6	Exception Reports (Deviations / Investigations)

4.6.1	Manufacturing Instruction Deviations
Patheon will document, investigate and resolve deviations from approved manufacturing instructions or Specifications in accordance with Patheon’s SOP’s. Patheon will report and obtain approval from MDCO’s responsible person for all deviations to its Product. Such MDCO approval will not be unreasonably withheld. Patheon will provide MDCO with a list of the deviations in the Certificate of Compliance.

4.6.2	Primary Packaging Instructions Deviations
Patheon will document, investigate, and resolve any deviation from approved primary packaging instructions or Specifications according to Patheon SOP’s. Patheon will report and obtain approval from MDCO’s responsible person for all deviations to its Product. Such MDCO approval will not be unreasonably withheld. Patheon will provide copies of all deviation reports to MDCO as part of the executed batch packaging record.
4.7.3    Notification of Deviations
Patheon will notify MDCO within one (1) Business Day if any deviation occurs during manufacture of the Product, where such deviation may affect the quality, efficacy or availability of the Product.

4.1	Release of Product

4.1.5	Test Methods and Specifications
MDCO will provide to Patheon the in-process and finished Product Specifications and will develop and supply validated analytical test methods to Patheon for these methods.

4.1.6	Batch Release for Shipment
Batch review and release for shipment to MDCO will be the responsibility of Patheon’s Quality Assurance department who will act in accordance with Patheon’s SOP’s.

4.1.7	Certificate of Analysis & Certificate of Compliance
For each batch released by Patheon for shipment to MDCO, Patheon will deliver to MDCO a copy of the batch record (with attachments) in Italian in electronic (pdf) format; and, a Certificate of Analysis detailing the results of final product testing against the test specifications. Patheon will also provide a Certificate of Compliance that will include a statement that the batch has been manufactured in accordance with cGMPs and the Specifications. The Certificate of Analysis and the Certificate of Compliance will be provided in English.

4.1.8	Product Release to Market
MDCO will have sole responsibility for release of the Product to the market.

4.2	Validation

4.2.5	Master Validation Plan
Patheon will establish applicable master validation plans and maintain a validation program for the Product. MDCO will review and approve the, performance qualification and process validation protocols and reports relevant to the introduction of Product in the facility.

4.2.6	Cleaning & Cleaning Validation Programs
MDCO will provide to Patheon toxicological information to be used in the development of a cleaning program. Patheon will maintain an appropriate cleaning program and cleaning validation program.

4.2.7	4.9.3 Analytical Method and Procedure Validation
MDCO must ensure that its analytical methods and manufacturing procedures are validated. If the methods and procedures are not validated by MDCO, then Patheon may assist in validation development with the costs being borne by MDCO.

4.3	CHANGE CONTROL

4.3.6	General
Patheon will notify and obtain approval from MDCO before implementing any proposed changes to the Specifications, process, Active Materials, Materials, testing, that are involved in the manufacture of the Product. This MDCO approval will not be unreasonably withheld.
MDCO will be responsible for determining whether or not to initiate registration variation procedures and for maintaining adequate control over the quality commitments of the marketing authorization made to the regulatory authorities by MDCO for the Products.
Following validation of a process change, Patheon will deliver a copy of the related validation report to MDCO and the associated stability data, if applicable, as it becomes available.

4.4	Documentation

4.4.4	Record Retention
Patheon wilt maintain all batch records for a minimum of one (1) year past Product expiry date and will supply all these records to MDCO upon request.
Patheon will maintain records and evidence on the testing of raw materials for five (5) years after the materials were last used in the manufacture of the Product.
At the end of the above noted retention period, MDCO will be contacted concerning the future storage or destruction of the documents.

4.5	Laboratory Controls

4.5.4	Specifications and Test Methods
Patheon will test and approve starting material, in-process materials, and the Product in accordance with the approved Specifications, analytical methods, and Patheon’s SOP’s.
MDCO will provide Patheon with the API Specifications including the manufacturer’s Certificate of Analysis. Patheon will be responsible for performing only an assay and ID testing on the API.
MDCO will provide Patheon with test methods for API and excipients (if non-compendial). Patheon is responsible for validating non-compendial testing methods.

4.5.5	Out of Specifications (OOS)
Patheon will manage OOS in accordance with Patheon in-house SOP. Patheon will generate a deviation report as per Patheon SOP’s.

4.5.6	Supply of Reference Standards
MDCO will provide Patheon with the API Reference Standards.

4.6	Stability

4.6.3	Sample Storage
Patheon will store stability samples as required.

4.6.4	Stability Studies and Protocol
MDCO will develop and validate stability indicating assay(s) prior to process validation. If required, Patheon may assist, with the cost being borne by MDCO.
Patheon will conduct stability studies in accordance with the agreed and validated stability testing analytical methods at the agreed upon testing points in accordance with the approved stability protocol.
Patheon will perform the stability testing described in accordance with the stability protocol developed by MDCO. Stability data will be provided by Patheon to MDCO on an ongoing basis as agreed to by both parties.

4.6.5	Stability Failures
Stability failures will be managed in accordance with Patheon OOS SOP. If a result indicates that a Product has failed to remain within stability Specifications, Patheon will notify MDCO within one (1) Business Day.
Patheon shall promptly prepare a deviation report for any and all stability failures generated during follow-up studies that will be reviewed and approved by both Patheon and MDCO.

4.6.6	Termination of MSA
If the MSA is terminated, Patheon will continue to provide MDCO with stability data supporting the acceptability of the Product until all Product distributed by MDCO has reached the end of its shelf-life.

4.7	Annual Product Review & Product Quality Review
Patheon shall prepare an Annual Product Review (APR)/Product Quality Review (PQR) for the Products covering the activities executed during the review period January 1 through December 31. The report shall be prepared according to cGMP and it shall be in English. Patheon shall provide a copy of the APR/PQR to MDCO within 60 days of the review period.

4.8	Storage and Distribution

4.8.1	General
Patheon will ship Product in accordance with the agreed qualified transportation requirements provided by MDCO to Patheon.

4.8.2	Product Storage and Shipment Changes
Each Party will inform the other Party about any proposed changes in storage and shipping conditions.

4.8.3	Product Quarantine
Patheon will have a system in place for assuring that Product is not shipped unless authorized by MDCO’s quality unit.

4.8.4	Shipment and Distribution
MDCO will be responsible for shipping and distribution of the Product.

4.9	Product Complaints

4.9.1	Complaint Investigation
MDCO will investigate and resolve all medical and non-medical Product complaints.
MDCO shall inform Patheon within 5 business days, or sooner as required, of complaints involving potential Product issues that may be related to Manufacturing.
Patheon will investigate all Patheon manufacturing and packaging type Product complaints related to the Manufacturing Services provided and will provide a written report within 30 days, or sooner if mutually agreed and/or if required to meet regulatory reporting requirements.
MDCO will retrieve complaint sample(s) and forward them to Patheon in a timely manner to facilitate a complete and comprehensive investigation.
MDCO will inform Patheon if the sample is not available.

MDCO shall maintain a record of all complaints, and notify health authorities and/or regulatory agencies as required.

4.10	Product Recall

4.10.1	Product Recall Notification
MDCO will notify Patheon about a Product recall or other regulatory type product notification (e.g. field alert) as soon as possible. MDCO will be responsible for all related field alert and/or recall activities.
Patheon and MDCO shall each maintain such records as may be necessary to permit a Recall of any Products delivered to MDCO or customers of MDCO. Each Party shall promptly notify the other by telephone (to be confirmed in writing) of any information that might affect the marketability, safety or effectiveness of the Products and/or which might result in the Recall or seizure of the Products. Upon receiving any such notice or upon any such discover, each Party shall cease and desist from further shipments of such Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, shall be made and implemented by MDCO.
MDCO shall have the responsibility for handling customer returns of the Products. Patheon shall provide MDCO with such assistance as MDCO may reasonably require to handle such returns.

4.10.2	Government Agency Notification
MDCO will perform the Product recall and will inform the appropriate regulatory authorities. Where required by legislation and/or regulation, Patheon reserves the right to notify regulatory authorities of Product quality issues. Patheon will inform MDCO prior to any notification to the regulatory authorities.

4.11	Reference and retention Samples

4.11.1	Excipient, Active Pharmaceutical Ingredient, and Product Reference Samples
Patheon will keep a reference sample of each excipient, and Active Pharmaceutical Ingredient received by Patheon and used to manufacture the Product. The reference sample will consist of at least two (2) times the quantity required for all Quality Control tests required to determine whether the materials meet required Specifications.
Patheon will store the reference samples under controlled conditions in accordance with GMP storage requirements for one (1) year beyond the expiration date of the last batch of the product containing the materials. The reference samples will be made available by Patheon to MDCO, if requested.
Patheon will retain retention samples of finished Product under controlled conditions in accordance with GMP storage requirements for one (1) year past Product expiry or such longer period as required by taw. Each retention sample will consist of at least two (2) times the quantity required for all Quality Control tests required to determine whether the materials meet required Specifications plus one (1) times the quantity required for sterility testing.

4.11.2	Active Pharmaceutical Ingredient and Product Retention Sample
MDCO will retain samples of API and Product at MDCO approved storage facility. Each retention sample will consist of at least (2) times the quantity required for all Quality Control tests required to determine whether the materials meet required Specifications plus (1) times the quantity required for sterility testing.
* * *
IN WITNESS WHEREOF, the parties have caused their duly authorized officer to execute and deliver this Quality Agreement as of the Effective Date identified on the first page:

The Medicines Company
By: (Signature) (insert Name/Title)	Date:
By: (Signature) (Insert Name/Title)	Date:
PATHEON ITALIA S.P.A.	Date:
By: (Signature) Maria Di Cillo (QA/QC-QP)

SCHEDULE F
QUALITY AGREEMENT
SECTION 5: APPENDICES

•	Appendix A: Product(s)

•	Appendix B: Quality Contacts

•	Appendix C: Patheon Approved Supplier List

•	Appendix D: MDCO Approved Supplier List

•	Appendix E: Patheon Approved Contract Laboratories List
APPENDIX A: PRODUCTS

Products (s)	Galenic Form	Dosage (Strength)
Bivalirudin (Angiomax & Angiox	lyophilized	250mg/mL

APPENDIX B: QUALITY CONTACTS

	Patheon	MDCO
Responsibility	Quality Assurance	Quality Assurance
Name	Maria Di Cillo	Batsheva Bain
Title	QA/QC Manager-QP	Director, Supplier Quality and Regulatory Compliance
Phone	390,292,047,509	973-290-6326
Fax	390,292,047,314	862-207-6326
E-mail	maria.dicillo(3)pa theon.com	Batsheva.bain@themedco.com
Address	Viale G.B. Stucchi, 110 20900 Monza (MB)	The Medicines Company 8 Sylvan Way Parsippany, NJ 07054
Responsibility	Regulatory Affairs	Regulatory Affairs
Name	Isabella Scrocchi	Batsheva Bain
Title	Regulatory Affairs Manager	Director, Supplier Quality and Regulatory Compliance
Phone	390,292,047,270	973-290-6326
Fax	390,292,047,314	862-207-6326
E-mail	isabella.scrocchi@patheon.com	Batsheva.bain@themedco.com
Address	Viale G.B. Stucchi, 110 20900 Monza (MB)	The Medicines Company 8 Sylvan Way Parsippany, NJ 07054
Responsibility	Product Complaints	Product Complaints
Name	Francesco Boschi	Jamal Brown
Title	Complaints & Self audits	Director, Quality
Phone	390,292,047,271	973-290-6145
Fax	390,292,047,314	862-207-6145
E-mail	francesco.boschi@patheon.	Jamal.brown@themedco.com
com
Address	Viale G.B. Stucchi, 110 20900 Monza (MB)	The Medicines Company 8 Sylvan Way Parsippany, NJ 07054

Responsibility	Product Release	Product Release
Name	Maria Di Cillo	Batsheva Bain
Title	QA/QC Manager-QP	Director, Supplier Quality and Regulatory Compliance
Phone	390,292,047,509	973-290-6326
Fax	390,292,047,314	862-207-6326
E-mail	maria.dicillo@patheon.com	Batsheva.bain@themedco.com
Address	Viale G.B. Stucchi, 110 20900 Monza (MB)	The Medicines Company 8 Sylvan Way Parsippany, NJ 07054
Responsibility	Account Manager	Business Manager
Name	Andrea Como	Angie Green
Title	Technical Business Manager	Vice President, Manufacturing Outsourcing Operations
Phone	0039.039.2047.433	973-290-6042
Fax		862-207-6042
E-mail	andrea.como@patheon.com	Angie.green@themedco.com
Address	Viale G.B. Stucchi, 110 20900 Monza (MB)	The Medicines Company 8 Sylvan Way Parsippany, NJ 07054
*Deputy QPs can be responsible for Product Release, in accordance with PATHEON SOP

APPENDIX C: PATHEON APPROVED VENDOR LIST
Sodium hydroxide
Supplier: [**]
Mannitol
Supplier: [**]

APPENDIX D: MDCO APPROVED VENDOR LIST
Lonza Braine SA
Chaussée de Tubize 297
BE – 1420 Braine – L’Alleud

APPENDIX E: PATHEON APPROVED CONTRACT LABORATORIES LIST

Eurofins Biolab S.r.l.
Via B. Buozzi, 2
20090 Vimodrone (MI), Italy

SCHEDULE G
QUALITY AGREEMENT

TERRITORY
All member states of the European Economic Area (EEA), the United States of America and:

Argentina	Israel
Australia	New Zealand
Brazil	Peru
Canada	Russia
Chile	Switzerland
China	Turkey
India	Venezuela